Exhibit 99.1

W&T Offshore Provides Operational Update and Announces Timing

of First Quarter Earnings Reporting and

Additional Natural Gas Hedges

HOUSTON, April 30, 2020 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today provided an operational update and announced that as provided under an SEC Order dated March 25, 2020, it intends to temporarily delay filing its first quarter 2020 Form 10-Q due to circumstances related to COVID-19, within the time limits allowed by the SEC Order. W&T also disclosed additional natural gas hedges.

Key highlights included:

●

Produced 53,553 barrels of oil equivalent per day (“Boe/d”), or 4.9 million Boe (48% liquids), in the first quarter of 2020, near the high end of W&T’s guidance range, reflecting a 61% increase from the first quarter of 2019 and slightly higher than the fourth quarter of 2019;

●	Responded to the current low oil price environment with definitive actions to maintain financial flexibility, protect cash flow and preserve future value:

o	Suspended all drilling activities and significantly reduced its estimate of 2020 capital expenditures to $15 million to $25 million;

o	Proactively curtailed production at selected oil-weighted fields operated by the Company and has received notice of potential shut-ins of non-operated production;

o	Implementing 15% to 25% reductions in lease operating expenses without compromising safety or operational capabilities and reviewing G&A costs for additional savings.

Tracy W. Krohn, W&T's Chairman and Chief Executive Officer, commented, “This is an extraordinary time for energy companies with the drastic fluctuations in supply and demand which has been compounded by the global COVID-19 pandemic.  With that said, as provided by the SEC, we are temporarily delaying the filing of our 10-Q due to matters related to the pandemic.”

“This is one of the most volatile and challenging markets I have seen in the past 40 years, but our overall strategy remains unchanged with our focus steadfastly on preserving and generating cash flow.  While we have significantly reduced our expected 2020 capital spend by suspending our drilling activity, we remain confident in the long-term viability of our substantial inventory of drilling opportunities.  We have proactively curtailed production on selected oil-weighted fields operated by the Company in this weak price environment, but maintain production at our Mahogany field and our key natural gas fields at our Mobile Bay complex.  We have also received notification of potential shut-in production at non-operated properties. We will continue to monitor the oil markets to see if additional shut-ins are appropriate. From an expense standpoint, we are well on our way to implementing meaningful costs savings. We have an exceptional operational team in place, a diverse asset base with good-quality natural gas and oil fields and a strong hedge book, all of which provide us with the ability to weather uncertain commodity price environments.”

Operational Update

During the first quarter of 2020, W&T’s production averaged 53,553 barrels of oil equivalent per day (“Boe/d”), or 4.9 million Boe (48% liquids), near the high end of the Company’s first quarter guidance range, reflecting a 61% increase from the first quarter of 2019 and slightly higher than the fourth quarter of 2019.

During the first quarter of 2020, the Company performed one recompletion and four workovers that in total added approximately 700 net Boe/d to production.  W&T currently plans to continue to perform recompletions and workovers that meet economic thresholds.

As of April 30, 2020, W&T has temporarily shut-in production of approximately 3,300 Boe/d in selected oil-weighted fields operated by the Company but maintains production at its Mahogany field and its key natural gas fields at our Mobile Bay complex.  The Company continues to monitor the market for the sale of its production as well as commodity prices and may consider additional curtailments of its operated production in the future, if market conditions warrant.  W&T also received notice of production at non-operated fields that may potentially be shut-in by its other working interest owners.  Those third-party curtailments are currently estimated to total approximately 3,400 Boe/d net to W&T.  W&T is implementing 15% to 25% reductions in lease operating expenses without compromising safety or operational capabilities and reviewing G&A costs for additional savings.  As a result of the production curtailments, proactive efforts to continually reduce costs in the lower price environment and ongoing uncertainty in the commodity markets, the Company has decided to withdraw the annual guidance it provided earlier this year and will provide such guidance again in the future when there is more stability in oil and gas markets.

Response to COVID-19 Pandemic

W&T is committed to the health and safety of all its employees and contractors and has taken proactive steps to ensure their continued safety in its response to the COVID-19 pandemic.  At W&T’s corporate offices, the Company mandated a work-from-home policy as of March 23, 2020 and assured that all employees had the ability to continue performing their work duties remotely. W&T continues to monitor the situation and will follow the advice of government and health leaders regarding fully reopening its corporate offices.

The Company instituted screening of all personnel prior to entry to heliports and shorebases as well as its two Alabama gas plants, which includes a questionnaire and temperature check. The Company conducts daily temperature screenings at all offshore facilities and implemented procedures for distancing and hygiene at its field locations.

Timing of Reporting First Quarter Results

The Company announced that as provided under an SEC Order dated March 25, 2020, it intends to temporarily defer filing its first quarter 2020 Form 10-Q due to circumstances related to COVID-19, within the time limits allowed by the SEC Order.  A Form 8-K will be filed with the SEC under the guidelines provided by the SEC.  W&T intends to issue its first quarter 2020 earnings release, file its Form 10-Q and conduct its quarterly conference call on or before the end of the 45-day extension period on June 25, 2020.

Hedging Update

In the first quarter of 2020, W&T added natural gas Henry Hub costless collars on 40,000 thousand cubic feet per day (“Mcf/d”) of natural gas production for the period April 1, 2020 through December 31, 2022 with a floor of $1.83 per Mcf and a ceiling of $3.00 per Mcf. The Company also added Henry Hub costless collars on 20,000 Mcf/d of production for the period January 1, 2021 through December 31, 2021 with a floor of $2.17 and a ceiling of $3.00, and on 10,000 Mcf/d of production for the same period with a floor of $2.20 and a ceiling of $3.00.

W&T recently added Henry Hub costless collars on 10,000 Mcf/d of production for the period May 1, 2020 through December 31, 2020 with a floor of $1.75 and a ceiling of $2.58.  A listing of the Company’s current outstanding derivative positions is included in the tables below as well as in the Investor Relations section of W&T’s web site under the “Financial Info” tab.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development.  The Company currently has working interests in 51 producing fields in federal and state waters and has under lease approximately 815,000 gross acres, including approximately 595,000 gross acres on the Gulf of Mexico Shelf and approximately 220,000 gross acres in the Gulf of Mexico deepwater.  A majority of the Company’s daily production is derived from wells it operates.  For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, the continued impact of responses to COVID-19, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Form 10-Q and Form 8-K reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

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